EX. 99. 770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

BEAR STEARNS & CO. INC.
MERRILL LYNCH PIERCE, FENNER & SMITH INC
J.P. MORGAN SECURITIES INC.
MORGAN STANLEY & CO. INC.

2. Names of Underwriting syndicate members:

GOLDMAN SACHS & CO.
MORGAN STANLEY
JP MORGAN
MERRILL LYNCH & CO

3. Name of Issuer:

KPMG CONSULTING INC.

4. Title of Security:

KPMG CONSULTING INC.

5. Date of First Offering:

02/07/01


6. Dollar Amount Purchased:

$5,730,426.00


7. Number of Shares Purchased:

318,357


8. Price Per Unit:

$18.00

9. Resolution Approved by the Board of Trustees: